Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements on Form S-3 (Nos. 333-224476 and 333-234612) of McEwen Mining Inc.,

(2) Registration Statement on Form S-4 (No. 333-226858) of McEwen Mining Inc., and

(3) Registration Statements on Forms S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609) of McEwen Mining Inc.;

of our report dated June 29, 2021, with respect to the financial statements of Minera Santa Cruz S.A. included in the Amendment to Annual Report (Form 10-K/A) of McEwen Mining Inc. for the year ended December 31, 2020.

City of Buenos Aires, Argentina
June 29, 2021

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Pistrelli, Henry Martin y Asociados S.R.L.
Member of Ernst & Young Global

A member firm of Ernst & Young Global Limited